EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 31st day of March 2017 between Robert Dolan (“Employee”) and GPods, Inc., a Nevada corporation, its affiliates, predecessors and subsidiaries (the “Company”).

WHEREAS, Employee and the Company desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of Employee with the Company during the Employment Term (as defined below).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties to this Agreement hereby agree as follows:

1.Services

1.1 Employment. During the Employment Term (as defined below), the Company hires Employee to perform such services as the Company may from time to time reasonably request consistent with Employee's position with the Company (as set forth in Section 1.1 and 1.5 hereof) and Employee's stature and experience in general business and legal affairs (the “Services”). The Employee agrees to perform such reasonable duties and responsibilities as are customary for the Employee’s position and such other duties and responsibilities that may be assigned by the Board of Directors from time to time. During the Term, the Employee agrees to serve Company faithfully and to the best of the Employee’s ability and to devote the Employee’s full business time, attention and efforts to the business and affairs of Company (exclusive of any period of vacation, sick, disability, or other leave to which Employee is entitled) during normal business hours. For purposes of this Agreement, “Affiliates” shall mean, as to any person, any other person controlled by or under common control with (or, where applicable, controlling), directly or indirectly, such person; and “person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity; whereas such person in the normal course of business shall be deemed an affiliate of the Company and further for the sole purpose of this Agreement, Affiliate shall not mean and or include the Company.

1.2 Location. During the Term, Employee's Services shall be performed in the San Diego, California area or any other area of Employee’s convenience which permits regular communication via telephone, Internet or other medium available to the employees, officers, directors, customers and other affiliates as needed to effectively carry out duties as described herein. Employee acknowledges and understands that the Company’s current headquarters are located in San Diego, California and that officers and other participants critical to the Company’s business are dispersed nationally and internationally, and that such dispersion will increase substantially as the Company grows. The parties therefore acknowledge and agree that the nature of Employee's duties hereunder may require domestic and international travel from time to time.

1.3 Term. The term of Employee's employment under this Agreement (the “Employment Term”) shall commence on the 27th day of March 2017 (the “Effective Date”) and shall end on February 28, 2019, unless otherwise extended or terminated in accordance with the provisions of this Agreement. For purposes of this Agreement, “Employment Year” shall mean each twelve-month period during the Term commencing effectively on March 1st, and ending on February 28th, of the following year. In the event the parties decide to extend this Agreement for an additional two year Term, any extension agreed upon must be done so in writing and executed by the Company and Employee no later than 5 p.m. Pacific Standard Time on April 20th 2019.

1.4 Exclusive Employment; Non-Competition. Employee agrees that his employment hereunder is on an exclusive basis, and that as long as Employee is employed by the Company, Employee will not engage in any other business activity which is in conflict with Employee’s duties and obligations hereunder. Employee agrees that during the Employment Term, Employee shall not directly or indirectly engage in or participate as an owner, partner, shareholder, officer, employee, director, agent of or consultant for any business that competes with any of the principal activities of the Company. Provided however, that Employee may acquire and/or retain, as an investment, and take customary actions (including the exercise or conversion of any securities or rights) to maintain and preserve Employee's ownership of any one or more of the following (provided such actions, other than passive investment activities, do not unreasonably interfere with Employee's Services hereunder): (i) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that are publicly traded as long as Employee is not part of any control group of such corporation and, in the case of public corporations in competition with the Company, such securities do not constitute more than five percent of the voting power of that public corporation; (ii) any ownership interest in a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and so long as such entity is not, directly or indirectly, in competition with the Company, (iii) securities or other interests now owned or controlled, in whole or in part, directly or indirectly, by Employee in any corporation or other person and which are identified on Schedule 1.4 hereto; and (iv) securities of the Company or any of its Affiliates. Nothing in this Agreement shall be deemed to prevent or restrict Employee's ownership interest in the Company and any of its Affiliates or Employee's ability to continue any business activity in which Employee was engaged prior to joining the Company, with the exception of any business that has as its business model the development, production, marketing, selling and distribution of any film and or television product whatsoever, or Employee’s ability to render charitable or community services not in competition with the Company.

1.5Power and Authority

1.5.1 During the Employment Term, Employee shall be employed as Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer. Employee shall report directly to the Company’s Board of Directors.

1.5.2 Offices. The Company may from time to time during the Term appoint Employee to one or more additional offices of the Company. Employee agrees to accept such offices if consistent with Employee's stature and experience and position with the Company.

1.5.3Indemnification. The Company shall indemnify Employee to the fullest extent allowed by applicable law. Without limiting the foregoing, Employee shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of the Company and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein.

2.Compensation

As compensation and consideration for the Services provided by Employee during the Term pursuant to this Agreement, the Company agrees to pay to Employee the compensation set forth below.

2.1 Fixed Annual Compensation. The Company shall pay to Employee salary (“Fixed Annual Compensation”) at the rate of $ 60,000.00 per annum beginning on March 27th 2017 (for the month of March 2017); and at the rate of $66,000 per annum beginning on March 1st, 2018. Fixed Annual Compensation payable to Employee by the Company hereunder shall be paid beginning March 1st of each year during the Term and at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than twice monthly.

2.2 Bonus. Not applicable.

2.3 Stock. The Company granted to Executive 6,000,000 shares of the Company’s common stock or equivalent upon incorporation and in accordance with this Agreement. The stock bears a restrictive legend as determined by the Board and in accordance with the Company’s By-Laws. The total amount of the Company’s common stock or equivalent to be issued in accordance with this Section 2.3 shall be 6,000,000 and shall be 100% vested immediately. The stock shall be fully paid, non-assessable, free and clear of any and all liens and encumbrances. If the Executive voluntarily terminates his employment with the Company none of the shares are returnable to the Company. The Executive agrees to pay any employment taxes associated with the issuance of this restricted stock grant. The Company is not obligated for any employment or income taxes that are due.

3.Expenses; Additional Benefits

3.1 Vacation. Employee shall be entitled to an aggregate of one week of paid vacation during each year of the Employment Term. Employee may take vacation at times determined by the Employee; however, subject the Company’s business needs. In addition, Employee shall be entitled to holidays generally observed in the United States and the State of California.

3.2 Employee Business Expense Reimbursement. Employee shall be entitled to reimbursement of all business expenses for which Employee makes an adequate accounting to the Company beginning on the effective date of this Agreement. The determination of the adequacy of the accounting of the foregoing expenses shall be within the reasonable discretion of the Company’s independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the “Code”). Employee shall be entitled to cash reimbursement for expense items, including extended travel. Employee shall be entitled to cash or stock reimbursement for ordinary expenses, including phone and local travel, as approved in advance by the Board.

3.3 Stock Option Plan and Agreement. Not applicable.

3.4 Directors and Officers Liability Insurance. Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Employee or his legal representatives in connection with any action, suit or proceeding to which Employee (or his legal representatives or successors) may be made a party by reason of Employee either being or having been a director or officer of the Company or Employee serving or having served any other enterprises as a director, officer or employee at the request of the Company. The Company shall seek to obtain this insurance, issued by a reputable and financially-sound insurance carrier of national standing which is acceptable to Employee, and providing coverage in the amount of at least $1,000,000.

3.5 Medical and Dental Insurance. Not applicable.

3.6 Other Agreements. Concurrent with the execution of this Agreement, Employee and the Company shall enter into other agreements that have not been previously executed.

3.7 General. Employee shall be entitled to participate in any profit-sharing, pension, health, sick leave, holidays, personal days, insurance or other plans, benefits or policies (not duplicative of the benefits provided hereunder) available to the employees of the Company on the terms generally applicable to such employees.

3.8 No Reduction of Benefit or Payment. No payment or benefit made or provided under this Agreement shall be deemed to constitute payment to Employee or his legal representative or guardian in lieu of, or in reduction of, any benefit or payment under an insurance, pension or other benefit plan, and no payment under any such plan shall reduce any payment or benefit due under this Agreement except as set forth in Section 5.3 of this Agreement.

3.9Covenant Not To Solicit. Employee agrees that for a period of two (2) years following any termination of the employment of the Employee with the Company, Employee will not, directly or indirectly, without the prior written consent of the Company: solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company to terminate his or her employment by the Company to become employed by any person, corporation or other entity other than the Company, or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or hire any such employee, consultant, agent or independent contractor or authorize or assist in the taking of any such actions by any third party.

3.10Confidentiality. During the Term of Employment and continuously thereafter, Employee shall keep secret and retain in strictest confidence and not use or disclose, furnish or make accessible to anyone outside the Company, directly or indirectly, or use for the benefit of Employee or others except in conjunction with the business of the Company, any Protected Information. The term “Protected Information” shall mean trade secrets, confidential or proprietary information and all other knowledge, technology, know-how, information, documents or materials owned, developed or possessed by the Company, whether in tangible or intangible form, pertaining to the business of the Company, including, but not limited to, research and development, operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products and services (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customers and suppliers (including identities of customers and prospective customers and suppliers, identities of individual contacts at business entities which are customers or prospective customers or suppliers, preferences, businesses or habits), and business relationships. Provided however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of this Section 1.6.

3.11Company Ownership. The results and proceeds of Employee’s services hereunder, including, without limitation, any works of authorship resulting from Employee’s services during his employment with the Company and any works in progress, shall be works-made-for-hire, and the Company shall be, and shall be deemed, the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including, without limitation, to any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Employee whatsoever. Provided however, that if the Company elects not to utilize any work(s) of authorship resulting from Employee’s services during his Employment Term, the Company shall waive and release all rights to said work(s) and assign all rights thereto to Employee.

3.12Litigation. Employee agrees that, during the Employment Term, for two (2) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) Employee shall not communicate with anyone (other than his personal attorney(s) and/or tax advisor(s)) and, except to the extent necessary in the performance of Employee’s duties hereunder, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, or any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers, other than any litigation or other proceeding in which Employee is a party-in-opposition, without giving prior notice to the Company’s legal counsel and receiving a response, and (ii) in the event that any other party attempts to obtain information or documents from Employee with respect to matters possibly related to such litigation or other proceeding, Employee shall promptly so notify the Company’s legal counsel and await any response .

3.13No Right to Give Interviews, Write Books, Articles, etc. Employee agrees that during the Employment Term and for a period of two (2) years thereafter, except with the Company’s prior written authorization, Employee shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning the Company, or any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers.

3.14Return of Property. All documents, date books, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and/or utilized by Employee in the course of Employee’s employment with the Company shall remain the exclusive property of the Company. In the event of the termination of Employee’s employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to Employee by the Company the following: (i) the full amount of any debt Employee owes to the Company at the time of or subsequent to the termination of Employee’s employment with the Company; and (ii) the value of the Company’s property which is retained in Employee’s possession after the termination of Employee’s employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement and the Employee’s signature hereon shall serve, and be deemed to serve, as such consent. Employee acknowledges and agrees that the foregoing remedy shall not be the sole and/or exclusive remedy of the Company with respect to a breach of this Section 3.15.

3.15Non-Disparagement. Employee agrees that he shall not, during the Employment Term and for a period of two (2) years thereafter, criticize, ridicule or make any statement which disparages or is derogatory of the Company or of any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers.

3.16Injunctive Relief/Specific Enforcement. The Company has entered into this Agreement in order to obtain the benefit of Employee’s unique skills, talent, and experience. Employee acknowledges that the services to be rendered by Employee are of a special, unique and extraordinary character and, in connection with such services; Employee will have access to confidential or proprietary information or trade secret vital to the Company’s business. By reason of this, Employee acknowledges, consents and agrees that any violation of Sections 1.4 and 3.10 – 3.16 of this Agreement will result in irreparable harm to the Company, and that money damages will not provide adequate remedy to the Company, and that the Company shall be entitled to have those sections specifically enforced by any court having competent jurisdiction. Accordingly, Employee agrees that the Company may obtain injunctive and/or other equitable relief for any breach or threatened breach of those sections, in addition to any other remedies, including the recovery of money damages from Employee available to the Company.

3.17Non-Renewal Notice. The Company shall notify Employee in writing in the event that the Company elects not to extend or renew this Agreement. If the Company gives Employee such notice less than twelve (12) months before the end of the Employment Term, or Employee’s employment terminates pursuant to Section 4.1 hereof during the twelve (12) months of the Employment Term, Employee shall be entitled to receive his Salary as provided in Section 2.1, payable in accordance with the Company’s then-effective payroll practices, subject to applicable withholding requirements, for the period commencing after the end of the Employment Term which, when added to the portion of the Employment Term, if any, remaining when the notice is given or the termination occurs, equals twelve (12) months. The payments provided for in this Section 3.18 are in lieu of any severance or income continuation or protection under any Company plan that may now or hereafter exist. Employee shall be required to mitigate the amount of any payment provided for in this Section 3.18 by seeking other employment or otherwise, and the amount of any such payment provided hereunder shall be reduced by any compensation earned by Employee from any third person.

3.18Survival. The provisions of Sections 1.4 and 3.11-3.18 shall, without any limitation as to time, survive the expiration of Employee’s employment hereunder, irrespective of the reason for any termination.

4.Termination

4.1Voluntary Termination. Employee may voluntarily terminate his employment with the Company at any time upon at least thirty (30) days prior written notice, in which case this Agreement shall terminate on the 30th calendar day from such notice, or such longer period as may be consented to in writing by the Company. Upon such termination, the Company shall have no further obligations under this Agreement, except to pay all amounts of Base Salary accrued, but unpaid, at the effective date of voluntary termination, and all reasonable unreimbursed business-related expenses, if any.

4.2Disability. In the event of the permanent disability (as hereinafter defined) of Employee during the Term of Employment, the Company shall have the right, upon written notice to Employee, to terminate Employee’s employment under this Agreement, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination, (i) the Company shall have no further obligations under this Agreement, except as to pay and to provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination, (B) a lump sum amount equal to Employee’s then annual Base Salary, (C) any bonus determined by the board of directors, as applicable, and (D) all reasonable unreimbursed business-related expenses, and (ii) Employee shall have no further obligations hereunder other than those provided for in Sections 1.4 and 3.19 of this Agreement. All amounts payable to Employee pursuant to this Section 4.2 shall be payable within thirty (30) days following the effective date of the termination of Employee’s employment.

4.3Death. In the event of the death of Employee during the Term of Employment, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except as to pay and provide to Employee’s beneficiary or other legal representative, subject to applicable withholding, (A) all amounts of Base Salary accrued but unpaid, at the date of death, (B) a pro rata portion of any bonus determined by the board of directors, as applicable, and (C) all reasonable unreimbursed business-related expenses. All amounts payable to Employee pursuant to this Section 4.3 shall be payable within thirty (30) days following the Company’s receipt of notice of date of death.

4.4Cause. The Company shall have the right, upon written notice to Employee, to terminate Employee’s employment under this Agreement for Cause (as hereinafter defined). In the event of a termination for cause, this Agreement shall terminate and the Employee shall be removed from office effective as of the date specified by the Company in the notice, and (i) the Company shall have no further obligations hereunder, except to pay all amounts of Base Salary, reimburse all reasonable unreimbursed business-related expenses and pay and provide all other benefits accrued to the date of termination and (ii) Employee shall have no further obligations hereunder, except for those provided in Sections 1.4 and 3.19 hereof; provided, however, that nothing contained in this Section 4.4 shall constitute a waiver or release by the Company of any rights or claims it may have against Employee for actions or omissions which give rise to a termination under this Section 4.4.

For purposes of this Agreement, the term “Cause” shall mean:

(i)any act of fraud, embezzlement or dishonesty on the part of Employee with respect to the Company; or

(ii)any material breach by Employee of his obligations under this Agreement; or

(iii)conviction of Employee of any felony; or

(iv) a material breach of, or the failure or refusal by Employee to perform and discharge Employee’s duties, responsibilities or obligations under this Agreement (it being understood that no action or failure to act by Employee shall be considered to be Cause if such action or failure to act shall have been taken by Employee in good faith).

4.5Change in Control: Definition of “Change in Control.” For purposes of this Agreement, “Change in Control of the Company” means a change in control (except Changes in Control effected with the express consent of Employee) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, but not limited to (i) a transaction or series of related transactions resulting in a change in beneficial ownership of more than 51% of the outstanding equity securities of the Company; (ii) or a sale of all or substantially all of the assets of the Company. “Termination Notice for Change of Control”. In the event of an occurrence of Change of Control (as defined above), Employee shall have the right for a thirty (30) day period upon becoming aware of the Change of Control to notify the Company of Employee's intention to terminate this Agreement based on this occurrence by sending a the Board a “Notice of Disputed Change of Control”. Unless the Board formally responds to the Notice of Disputed Change in Control with an offer to address the Employee's concerns by amending this Agreement in two weeks from its receipt, Employee shall have the right to terminate this Agreement by sending a “Notice of Termination for Change of Control” to that effect no earlier than the latest date by which the Company could still object or cure the “Notice of Disputed Change of Control” but no later than thirty (30) days from the Company’s receipt of the “Notice of Disputed Change of Control.”

(a)In the event the Board has responded to the Notice of Disputed Change in Control with an offer to address Employee's concerns, the parties shall engage in meaningful good faith negotiations for a period of 60 days to amend or renew this Agreement to the satisfaction of both parties. In the event no agreement has been reached after the 60-day period, Employee shall have the right to terminate this Agreement by sending a Notice of Termination for Change of Control.

(b)Effect of termination for Change of Control. An effective termination by Employee resulting from a Change in Control of the Company shall be considered a Voluntary Termination by the Company.

(c)For the sake of clarity, a Change in Control does not give the Company (or any company acquiring it) any new rights. Anything herein contained to the contrary notwithstanding, in the event the Company experiences either a “change in control” transaction as defined herein, including, but not limited to, a merger, acquisition or sale of a controlling interest in the corporation as stated above, the terms and conditions of this Agreement shall remain in full force in effect, including all stock, options, warrants and any other consideration due Employee, or Employee's assignee. Employee shall become fully vested and such action the Company shall not in any way diminish, affect or compromise Employee’s rights under this Agreement.

4.6Plan Benefits. Upon any termination of Employee’s employment hereunder, the Company shall pay Employee the amounts and shall provide all benefits generally available upon termination under any employee benefit plans, policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices.

5.General

5.1Governing Law. Venue the laws of the State of California shall govern the interpretation, construction and applicability of this Agreement in any arbitration or judicial proceeding.

5.2Attorneys’ Fees. In the event that any legal (judicial or arbitral) proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any rights hereunder, the prevailing party (as defined by the courts of California) shall be entitled to recover, in addition to court and other costs, such sums as the court or arbitrator may decide are reasonable as attorneys’ fees.

5.3Indemnification. In the event Employee is made, or threatened to be made, a witness or party to any civil, criminal or administrative action, proceeding or investigation of the fact that Employee is or was a director or officer of the Company, or serves on the Board of another corporation fifty percent (50%) or more owned by the Company in any capacity at the Company’s request, or serves or served as a director of any other corporation at the request, or serves as a fiduciary of any ERISA plan at the Company’s request, Employee shall be indemnified by the Company for all amounts paid as a fine or settlement, including the cost of defense.

5.4Waiver. Neither party shall, by mere lapse of time, without giving notice be deemed to have waived any breach by the other party of any of this Agreement. Further, the waiver by either party of a particular breach of this Agreement shall be construed or deemed as a continuing waiver of such breach.

5.5 Entire Agreement. The parties agree that this instrument constitutes and contains the entire agreement between the parties concerning the subject matter and contents of this Agreement, and that this instrument supersedes all prior negotiations, proposed agreement, or understandings, if any, between the parties concerning any of the provisions or contents of this Agreement. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each of the parties to this Agreement.

5.6 Fair Meaning. The parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against the party that drafted this Agreement.

5.7 Counterparts. This Agreement may be executed in any number of counterparts which shall be deemed an original, and all of which taken together constitutes one and the same Agreement.

5.8 Severability. The parties agree that if any provision of this Agreement should ever be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be automatically conformed to the law, if possible, or if not possible, be deemed to be stricken from this Agreement.

5.9Waiver/Estoppel. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other parties rely on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under any provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

5.10Notices. Any notice that the Company is required to give or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by certified mail, return receipt requested (effective five days after mailing) or overnight delivery of the same by delivery service capable of providing verified receipt (effective the next business day), or facsimile (effective twenty-four hours after receipt is confirmed by person or machine), at the address set forth below, or such substitute address as Employee may from time to time designate by notice to the Company. Any notice that Employee is required or may desire to serve upon the Company hereunder shall be in writing and may be served by delivering it personally or by sending it certified mail, return receipt requested or overnight delivery, or facsimile (with receipt confirmed by person or machine) to the address set forth below, or such other substitute address as the Company may from time to time designate by notice to Employee. Such notices by Employee shall be effective at the same times as specified in this Section 5.10 for notices by the Company.

The Company:Employee:

GPods, Inc.

__________________________________

__________________________________

__________________________________

5.11 Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.12No Partnership or Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto.

5.13 Assignability and Successors.

(a)The obligations of employee may not be delegated and, except as expressly provided in this Section 5.13 relating to the designation of beneficiaries, Employee may not, without the Company’s prior written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Provided however, that Employee may assign all or any portion of his rights to receive compensation hereunder to any corporation at least fifty percent (50%) of the capital stock of which is owned or controlled by Employee, to any other entity in which Employee owns or controls at least fifty percent (50%) of the total ownership interests, to trusts for the benefit of the family of Employee, to charitable trusts or to trusts for the benefit of any charitable purpose, or to any charity or non-profit organization. Notwithstanding any other provision hereof, Employee shall not be permitted to establish loan-out companies to provide his services to the Company and assign this Agreement thereto.

(b)The Company and Employee agree that this Agreement and each of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and shall be assumed by and be binding upon, any Successor to the Company. The term “Successor” shall mean any corporation or other business entity which succeeds to the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise. In the event another corporation or other business entity becomes a Successor of the Company, then the Successor shall, by an agreement in form and substance reasonably satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no merger.

5.14 No Mitigation; No Offset. Without limiting any other provision hereof, the Company agrees that any income and other employment benefits received by Employee from any and all sources (other than as set forth in Section 5.2) before, or during this Agreement shall in no way reduce or otherwise affect the Company's obligation to make payments and afford benefits hereunder.

6.Arbitration

(a)In the event of any controversy arising from or concerning the interpretation of this Agreement or its subject matter (including, without limitation, the interpretation, application, or enforceability of this Agreement or the arbitrability of the controversy), the parties agree that such controversy shall be resolved exclusively by binding arbitration before a single neutral arbitrator selected jointly by the parties. The Company and Employee shall each be responsible for 50% of the fees and expenses of the arbitrator. Each party shall be responsible for its own attorneys’ fees and any other costs occasioned by the arbitration, without regard to which party thereto prevails. Provided however, that the arbitrator may award attorneys’ fees and costs to a party under Section 5.2 of this Agreement. The parties to the arbitration shall have all rights, remedies, and defenses available to them in a civil action before a court. If, for any legal reason, a controversy arising from or concerning the interpretation, application, or enforceability of this Agreement requires judicial intervention, the parties agree that the controversy shall be brought in the San Diego County Superior Court or the U.S. District Court for California.

(b)The parties hereby waive and agree not to assert (by way of motion, as a defense or otherwise) (a) any and all objections to jurisdiction that they may have under the laws of the State of California or the United States, and (b) any claim (i) that it or [he/she] is not subject personally to jurisdiction of such court, (ii) that such forum is inconvenient, (iii) that venue is improper, or (iv) that this Agreement or its subject matter may not for any reason be arbitrated or enforced as provided in this Section 6.0 (b).

(c)Within ten (10) business days after receipt of the notice submitting a dispute or controversy to arbitration, the parties shall attempt in good faith to agree upon an arbitrator to whom the dispute will be referred and on a joint statement of contentions. Each party hereby agrees that service of process in such action will be deemed accomplished and completed when a copy of the documents is sent in accordance with the notice provisions in Section 5.10 hereof.

(d)The arbitration shall be held within sixty (60) days of the appointment of the arbitrator. Discovery shall be conducted in accordance with the California Rules of Civil Procedure regarding discovery. The arbitrator shall establish the discovery schedule promptly following submission of the joint statement of contentions (or the filing of the answer to the demand for arbitration) which schedule shall be strictly adhered to. To the extent the contentions of the parties relate to custom or practice in the Company’s business model, or the technical industry generally, or to accounting matters, each party may select an independent expert or accountant (as applicable) with substantial experience in the industry segment involved to render an expert opinion or opinions. All decisions of the arbitrator shall be in writing. The arbitrator shall make all rulings in accordance with California law and shall have authority equal to that of a Superior Court judge, to grant equitable relief in an action pending in Superior Court in which all parties have appeared.

7.Contractual Nomenclature. All references herein to “Dollars” or “$” shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

8.Publicity. Neither party shall issue any press release or announcement of nor relating to the execution of, or any terms, provisions or conditions contained in this Agreement without the other party's prior approval of the content and timing of any such announcement or announcements.

9.Proof of Right to Work. For purposes of federal immigration law, Employee will be required to provide the Company with documentary evidence of his identity and eligibility for employment in the United States within three (3) business days of Employee’s date of hire; otherwise, the Company may terminate the employment relationship and this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GPODS, INC.EMPLOYEE

/s/ Robert Dolan/s/ Robert Dolan

By: Robert Dolan, Chief Executive OfficerBy: Robert Dolan, employee